As filed with the Securities and Exchange Commission on December 14, 1999
-------------------------------------------------------------------------

                                               Registration No. 333-79847

                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form S-3
                                 Amendment No. 2
                          Registration Statement Under
                           The Securities Act of 1933

                         Commission File Number 1-10751

                         STAR MULTI CARE SERVICES, INC.
             (Exact Name of Registrant as specified in its charter)


                New York                                     11-1975534
                --------                                     ----------
     (State or other jurisdiction of                      (I.R.S. Employer
     incorporation or organization)                      Identification No.)

         33 Walt Whitman Road, Suite 302, Huntington Station, NY 11746
         -------------------------------------------------------------
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (516) 423-6689
                                                           --------------

                               Stephen Sternbach
                         Star Multi Care Services, Inc.
                              33 Walt Whitman Road
                                   Suite 302
                          Huntington Station, NY 11746

                                With a Copy to:

                           Lawrence A. Muenz, Esquire
                              Muenz & Meritz, P.C.
                               Three Hughes Place
                           Dix Hills, New York 11746

Approximate date of proposed sale to      As soon as practicable after this
the public:                               Registration Statement becomes
                                          effective.

If the only securities begin registered on this Form are being offered pursuant to dividend or interest reinvestment, check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box. [ ]

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.


                        Calculation of Registration Fee

Title of each                     Proposed         Proposed
class of                          maximum          maximum          Amount of
securities to       Amount to be  offering price   aggregate        registration
be registered       registered    per unit         offering price   fee
--------------------------------------------------------------------------------
Common Stock        398,268       $2.0625 (1)      $821,428         $228
Warrant              16,666       $5.175  (2)      $ 86,250         $ 24
Dividend Shares       5,486       $2.0625 (2)      $ 11,316         $  3
                                                                    ----

Total Registration Fee                                              $255
--------------------------------------------




(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the regulations promulgated under Securities Act of 1933 and based upon the closing price of Common Stock as reported by the Nasdaq Stock Market on December 13, 1999.

(2) Price calculated in accordance with Rule 457(g) of the regulations promulgated under Securities Act of 1933

The information in this prospectus is incomplete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale of these securities is not permitted.


Subject to Completion, dated December 14, 1999


Prospectus

                         STAR MULTI CARE SERVICES, INC.



                         420,420 shares of Common Stock


        This prospectus relates to up to 420,420 shares of common stock of Star Multi Care Services, Inc. that may be offered for resale for the account of the stockholder set forth in this prospectus under the heading "Selling Stockholder" beginning on page 9.


        Our common stock is traded on The Nasdaq SmallCap Market, under the symbol SMCS. On December 10, 1999, the last reported sale price of our common stock was $2.0625 (reflecting the reverse split). On December 13, 1999, the Company effectuated a 1 for 3 reverse stock split, meaning each three issued and outstanding shares were exchanged for one new common stock share.


        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3.


        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


The date of this prospectus is December 14, 1999.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.


                  -------------------------------------------

<CAPTION?
                                            Page
                                            ----
Business Summary  ............................3

Risk Factors .................................3

Use of Proceeds ..............................9

Selling Stockholder ..........................9

Manner of Distribution ......................10

Legal Matters ...............................14

Experts .....................................14

Where You Can Find More Information .........14


The information in this Prospectus gives effect to a 1- for 3 reverse stock split effected on December 13, 1999.



Business Summary


        Star Multi Care Services, Inc. was established and has been in business since 1938 and was purchased by present management in 1987 at which time the primary focus of the organization was the provision of facility staffing and private duty nursing services. After Star was acquired by present management, Star successfully secured, in 1989, New York State Department of Health approval as a licensed home care services agency in the five boroughs of New York City. This expanded Star's scope of services into the home care market. In 1991, we expanded the licensed operations to Nassau County, New York and in 1992 became an approved provider of medicaid personal care services in Nassau County. In addition, Star was accredited by the Joint Commission on Accreditation of Health Care Organizations (JCAHO) in 1992.


        We are in the business of providing professional and para-professional home health care personnel services to elderly, ill and physically challenged individuals in their homes, and to a lesser extent Star provides health care facility staffing services for hospitals and nursing homes. We are licensed and / or certified in five states to provide a full array of health care personnel services, which include registered nurses, licensed practical nurses, home health aide, nurse aide, and personal care aide services. In some states Star is also licensed and / or certified to provide physical therapy, speech therapy, occupational therapy, respiratory therapy, and medical social work services.


        Star maintains licensed offices within the five states it operates in, which include New York, New Jersey, Pennsylvania, Ohio, and Florida. Additionally, Star also maintains certified home health agency operations in Pennsylvania, and Ohio. The Pennsylvania and Ohio certified operations are conducted from common office facilities with the licensed office in that region. Star maintains full functionality for service provision across Star 7 days a week 24 hours a day. Combined through these offices Star employs approximately 5,000 full-time and part-time employees and services over 10,000 clients annually. Our principal executive officers are located at 33 Walt Whitman Road, Suite 302, Huntington Station, New York 11746. The main telephone number is:
(516) 423-6689.




RISK FACTORS

        You should carefully consider the risks described below before you decide to invest in our company. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business, financial condition or results of operation could be materially adversely affected by any of these risks. The trading price of our common stock could decline because of any one of these risks, and you may lose all or part of your investment.

Financing Arrangements

        Due to the nature of our business, many of the third party payors, insurance companies, Federal and/or state organization) do not pay our receivables for an extended period of time. Therefore, we must finance the operating expenses of company while awaiting payment. The present lending arrangement with Daiwa Securities secures the loan with all of the assets of Star and is based upon a percentage of eligible receivables. Should the value of our eligible receivables decline, this will reduce the amount that we can borrow from our lending, creating a potential cash flow shortage.


        It is customary for a lending to impose financial covenants upon the borrower. There can be no guarantee that Star will be in compliance with the covenants under the loan agreement in the future, and should Star not be able to comply with these covenants, there is no assurance that Daiwa will grant a waiver to such covenants in the future.

        The Company intends to meet its long-term liquidity needs through available cash, cash flow and the new Revolving Loan. To the extent that such sources are inadequate, Star will be required to seek additional financing. In such event, there can be no assurance that additional financing will be available to Star on satisfactory terms.


Organizational Restructuring Changes

        Star has been confronted with a variety of regulatory and reimbursement changes as well as internal and governmental audit findings which necessitated that we implement an internal operating restructuring both in the areas of information technology and personnel over the last 12 months. There can be no guarantee that the restructuring will be successful and that it will be implemented without losing key personnel and sales revenue.


        All field offices were placed on the same operating software for client intake, scheduling, personnel and clinical database management, billing and compliance. We chose an industry tested and respected product for front office operations that is compatible with future regulatory and accreditation requirements. This front office software product will transmit data to our Resource Center into one new accounting system, which collects all financial, accounting and general ledger data. If this computer system does not work as expected, this could have a material adverse impact upon Star's billing, case management and revenue.


        Maintaining quality managers and branch administrators will play a significant part in the future success of Star. Our professional nurses and other health care personnel are also key to the continued provision of quality care to our patients. The possible inability to attract and retain qualified franchisees, skilled management and sufficient numbers of credentialed health care professionals and para-professionals could adversely affect our operations and quality of service


        Another component of Star's restructuring plan, included the accounting, operational and clinical management team which has been modified or replaced to include known industry professionals with a variety of health care skills and expertise. This included the Resource Center which is responsible for payroll, billing and collection activities for the organization which was restructured in its entirety by reducing staff by more than 40% as the result of automation and job description efficiencies, while simultaneously initiating new operational policies and procedures designed to insure accuracy and integrity in work processes. Failure to fully and/or properly integrate these personnel changes could have a material adverse impact upon Star's billing, case management and revenue.




Customer Base

        The Company has four types of customers, which form the base of its referral source. The customer base includes state funded public assistance programs (Medicaid), other third party payers (subcontracts), insurance companies and private pay customers. Reductions or loss of customers that would result in lost revenue could occur through:


o       The loss of contract and/or subcontract relationships.
o Loss of approval or lack of renewal by state and/or county administrative agencies.
o       Loss of or reduction in referral sources for new cases.
o       New regulatory compliance parameters that we cannot meet.


        We are reimbursed for our services primarily by the Medicaid programs, insurance companies, managed care companies and other third-party payors, the implementation of alternative payment methodologies by any of these payors could have an adverse impact on revenues and profit margins. Generally, managed care companies have sought to contain costs by reducing payments to providers. Continued cost reduction efforts by managed care companies could adversely affect our results of operations and future profitability.

        Marketing and Sales


        We maintain marketing activities in each of the five states we operate in and concentrate our efforts through the use of regional marketing teams. The Company believes in the use of office specific operational plans for the management and marketing of regional sales. The individual office operational plan format provides for the comprehensive approach to office growth, marketing, and recruitment, as well as the clinical and fiscal operation of each office. The plan objective is to maximize internal growth and assure clinical/fiscal integrity. The plan serves as the framework for development of a continual process for quality and performance improvement in all areas of responsibility including marketing. The marketing component of the plan identifies all potential referral sources and establishes a systematic referral source contact strategy across the marketing and office staff. The plan is continually reassessed and refined to ensure success, and serves as an evaluation tool to identify strengths as well as areas needing organizational support. The failure of us to attract and retain competent personnel to implement our marketing plan, could have an adverse affect upon our sales revenue, profitability and growth opportunity.


        Star maintains regional marketing staff that focus on the sales and marketing component goals of these plans. We market to the key representatives of the contracting institutions, hospital discharge planning departments, insurance companies, community-based facilities, and physicians to secure contractual and referral relationships. Representatives visit targeted facilities and programs maintaining Star presence with existing referral sources and acting as the first line of communication with new referral sources. Beyond the traditional personnel services offered by the industry Star offers facility staffing, Shared Aide Team Model services and a Pediatric specialty program. From an operational perspective we market quality benchmarks as demonstrated by its Joint Commission accreditation (JCAHO) and a full functioning Corporate Compliance Program. The marketing representatives are supported by print and radio advertising, direct mailing, and attendance at trade shows and regional health care functions. The failure of us to attract and retain competent personnel to implement our marketing plan, could have an adverse affect upon our sales revenue, profitability and growth opportunity.

        Competition

        The home health care and facility staffing industry has a variety of local, regional and national organizations, which comprise Star's competition base. We have numerous competitors in each of the markets it serves, however regulatory and reimbursement changes are causing consolidation within the industry at this time. Smaller local and regional operations are finding it increasingly difficult to remain in the market. Larger national companies with substantially greater financial resources are continued to be viewed by Star as its major competitors.


        Competition is based both on the quality of care provided to clients and the price structure offered by the organization. We believe that we have developed and maintain high quality standards through our operational, clinical, and compliance policies, procedures and activities. Cost effectiveness in operation, achieved through improved automation platforms, new service delivery models, and economies of scale has enabled us to be aggressive in our pricing structures.

        Government Regulations, Licensing and Audits

        Our business is subject to substantial and frequently changing regulations by federal, state, and local authorities, which require significant compliance responsibilities by Star. Each state in which we operate maintains its own form of licensing standards and may maintain Certificate of Need ("CON") or other Medicare requirements specific to the state which are above the minimum standard requirements established by the federal government for participation in the Medicaid and Medicare programs. The imposition of more restrictive regulatory requirements or the denial or revocation of any license, certification, Medicaid or Medicare approval, or permit necessary for operation in a particular market could have a material adverse effect on our operations. In addition, any future expansion into new markets would require us to comply with all licensing, and/or CON requirements and other regulations pertinent to that jurisdiction.


        The Company maintains all applicable licenses for provision of home care and facility staffing services in the states of New York, New Jersey, Pennsylvania, Ohio, and Florida. In addition, we maintain Medicare Certification in certain offices and counties in the states of Ohio, Pennsylvania, and Florida, with Florida maintaining CON requirements. As a provider of services under the Medicare as well as some state Medicaid programs we are required by the U.S. Health Care Financing Administration and/or state health departments to prepare cost reports reflecting annual expenditures and development of capital expenditure plans. The regulatory agencies of the states in which Star operates require compliance with certain regulations and standards with respect to health care personnel records, client records, nursing and administrative supervision, incident and complaint monitoring and follow-up, and the establishment of professional advisory boards. Additionally, both federal and state Anti-kickback regulations exist which must be complied with.


        Due to our participation in the Medicare and Medicaid programs we are subject to survey and audit of operational, clinical and financial records with respect to proper applications of general regulations governing operation, cost reporting criteria, and other payment formulas. These audits can result in retroactive adjustments for payments received from these programs resulting in either amounts due to governmental agencies from Star or amounts due to Star as adjustments from the governmental agency. Any assessments made against Star for retroactive adjustment for previous payments received, could require us to establish a reserve for this potential liability, adversely affecting profitability in the period in which the reserve is made.


        Effective in January 1998, Star was required to comply with a new payment formula or reimbursement under the Medicare program. This payment formula, termed the Interim Payment System ("IPS"), for Medicare was developed by the U.S. Health Care Financing Administration (HCFA) to serve as a middle step, as the government moved from a cost based reimbursement system to a episodic disease based Prospective Payment System (PPS). In addition, to the imposition of IPS, which set per patient limits on Medicare home care reimbursements, HCFA also revised regional cost limits which combined with IPS had a material effect in reducing revenue and reimbursement for Star's Florida based certified home health agency from approximately $8.4 million in revenue during the fiscal year ended May 31, 1998, to approximately $5.4 million in corresponding reimbursement and revenue for fiscal year ended May 31, 1999. The Company has restructured its Florida Medicare operation to function under both the IPS and the revised cost limits. However, congressional debate over the appropriateness and fairness of retroactive establishment and imposition of regulations associated with IPS and the changes in the cost limits could bring further modification and or adjustments that may have a material adverse effect on Star's operations.


        In February 1998, Star Multi Care Services, Inc. (the "Company") was advised by its Regulatory Counsel that jurisdiction with respect to a previously disclosed audit (the "1997 Audit") of Star Multi Care Services of Florida, Inc. d/b/a American Health Care Services, Star's Medicare agency, by the Office of Audit Services of the Office of Inspector General of the United States Department of Health and Human Services, which had previously been forwarded to the Civil Division of the United States Attorney for the Southern District of Florida (the "US Attorney") by the Medicare intermediary assigned to administer Medicare payments in Florida, has been relinquished by the US Attorney to the Medicare intermediary for recovery of an administrative overpayment.


        The Company was informed that the Medicare intermediary had assessed an administrative overpayment against Star in the amount of $1,248,747 based on the 1997 Audit. The Company has appealed the administrative overpayment determination by pursuing administrative and judicial remedies. Such appeal could result in elimination or reduction of the overpayment amount. The Company's Regulatory Counsel has also advised that Star has claims against third-parties (e.g., subcontractors and licensed home health agencies) for a portion of any liability of Star in connection with such administrative overpayment. The Company had established a reserve, in the period ended February 28, 1998, for $1.25 million, in connection with the administrative overpayment. In preparation of its administrative appeal, Star's Regulatory Counsel has retained an expert to review the government's statistical methods used in assessing the overpayment against Star. The expert has advised Star's Regulatory Counsel that the statistical sampling procedures used by the government indicate significant errors and based upon these findings and in consultation with Regulatory Counsel, the management of Star has reversed the reserve of $1.25 million as of May 31, 1999.


        On July 16, 1998, Star was advised that an audit of Star Multi Care Services of Florida, Inc. (d/b/a American Health Care Services) ("American"), Star's Medicare agency, was commenced by the Office of Audit Services, Office of Inspector General of the United States Department of Health and Human Services. This audit was conducted in conjunction with the United States Attorney's Office for the Southern District of Florida and involved a review of claims for home health services submitted by American Health Care Services during 1995 and 1996. A similar audit commenced during May of 1997 for its submitted claims during 1993. Star has been advised by Broad and Cassel ("Regulatory Counsel") that they have been in contact with the Office of Inspector General and the Assistant United States Attorney assigned to this matter, and there is no way to determine at this time the extent of American's liability. Regulatory Counsel has advised American that it may litigate or appeal any determination of liability and pursue claims against third parties (e.g., subcontractors and licensed home health agencies) for a portion of any liability of American. Management anticipates that this matter should be satisfactorily resolved. This is grounded upon the advice of Regulatory Counsel to Star as to the (1) the resolution of similar types of audits or claims based upon their experience in the health care industry, handling appeals of these determinations and dealing with similar matters before the Office of Inspector General and the Department of Justice, even though there has not been a final determination of liability, and there can be no assurance as to the ultimate liability; and (2) the fact that American will have the right, whether or not this audit or claim is resolved in whole or in part in American's favor, to appeal or litigate any liability, determination and pursue a claim against third-party independent contractors and other parties that may have rendered services to American, even though there is no assurance that any such claims would ultimately be collectible.


        In August 1995, the Office of Deputy Attorney General for Medicaid Fraud Control initiated a personnel, clinical and billing investigation for the years 1992 through 1995. On December 3, 1997, Star was advised by its counsel that the investigation, which was previously reported as pending, may be expanded through 1997 and that Star was a target of a criminal investigation. In response to this, Star conducted its own internal investigation and revised its systems and has voluntarily disclosed the results of its internal investigation to the Office of Deputy Attorney General for Medicaid Fraud Control. The Company had established a reserve of $1,000,000 in connection with this matter. The amount accrued had been based upon information learned to date.


        The Company discovered errors in certain cost reports that had been previously submitted by Star to the New York State Department of Social Services during the years 1993-1995, the basis of which served to determine the Medicaid reimbursement rates in respect of Star for the years 1994-1996. Amended cost reports containing the correct data were submitted to the New York State Department of Health (the "DOH") in February 1998, which were expected to result in the DOH's retroactive recalculation of Star's Medicaid reimbursement rate and imposition of a substantial overpayment assessment against Star. The Company established a reserve, in the period ended February 28, 1998, for $660,000, in connection with this overpayment assessment.


        On May 10, 1999 Star entered into a Settlement Agreement with the State of New York whereby the State of New York will discharge and forever release Star, including its officers, directors and employees, for any further liability regarding Star's submission of claims for or receipt of Medicaid payments for home health care services for the audited period of 1992 through 1996, as discussed above. The Company had previously accrued $1.66 million for this claim, but subsequently settled this claim for $532,823 less than the initial accrual. The Attorney General stated in his press release that Star has fully cooperated with the State's investigation and immediately remedied the problems the Attorney General's office pointed out by improving its personnel training procedures and submitting revised cost reports.


        The terms of this Settlement Agreement provided for: (a) No admission by Star of any criminal or civil liability, guilt, wrongdoing or unacceptable practice, nor a determination of guilt of any violation of any Federal, State or Local statute, rule or regulation. (b) The Company agreed to pay to New York State the total sum of $1,167,177, with an initial payment of $200,000. The balance shall be payable over four years at 9% interest.


        As part of Star's restructuring program, Star relocated the offices of its Medicare agency and Star's Florida operation center to smaller and less costly facilities in Miramar, Florida from Miami Lakes, Florida. Unfortunately, Star was unable to find sub-tenants for the vacated office space in Miami Lakes. Therefore, the landlord of the Miami Lakes offices obtained a judgement against Star's wholly owned subsidiary, Star Multi Care Services of Florida, Inc. ("Star of Florida") for the sum of $1,045,342. Additionally, the landlord instituted a law suit against Star Multi Care Services, Inc. seeking to enforce a guaranty that the landlord alleged that Star had previously provided to the landlord at the initial term of the Miami Lakes lease. The Company and Star of Florida have entered into a settlement agreement with the landlord for the sum of $300,000 which was paid in full as of May 31, 1999.


Except as otherwise provided in this Annual Report on Form 10-K, there are no legal proceedings to which Star is currently a party or to which any of its property is subject that could possibly have a material adverse effect upon Star, and Star knows of no legal proceeding pending or threatened against any director or officer of Star in his or her capacity as such.

        Liability Insurance


        The Company's employees and independent contractors routinely make decisions which can have significant medical consequences to the patients in their care. As a result, Star is exposed to substantial liability in the event of negligence or wrongful acts of its personnel. The Company maintains medical professional liability insurance providing for coverage in a maximum amount of $1,000,000 per claim, subject to a limitation of $10,000,000 for all claims in any single year. In addition, Star requires that each independent contractor it refers to institutions for employment supply a certificate of insurance evidencing that such person maintains medical professional liability insurance providing for coverage of no less than $1,000,000 per claim. There can be no assurance, however, that we will be able to maintain its existing insurance at an acceptable cost or obtain additional insurance in the future, as required. There can be no assurance that Star's insurance will be sufficient to cover liabilities resulting from claims that may be brought in the future. A partially or completely uninsured claim, if successfully asserted and of significant magnitude, could have a material adverse effect on Star and its financial condition.


        Expansion Risks


        There can be no assurance that Star will be able to expand its operations successfully. Expansion of Star's operations will be dependent on:

o       obtaining new contracts and referrals
o       servicing additional patients
o       retaining skilled management and other personnel
o       successfully managing growth and the availability of adequate financing.


        The Company may also seek to expand its operations through acquisitions. There can be no assurance that we will effect any acquisition or that we are able to effect any acquisitions that it will be able to successfully integrate into its operations any newly acquired business.

No Dividends.

        The Company has paid no cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. Under the terms of the Revolving Loan, we cannot declare any dividend without the consent of its lender.

Volatility: Price of Common Stock

        The market price of Star's Common Stock has been, and may in the future be, highly volatile. The following factors may have a significant impact on the market price of Star's Common Stock:

o       Star's operating results
o       prospects for Star's services or developments at our competitors
o       revisions in the regulatory environment in which we operate
o       changes in the home health care.


        Further, in recent years, the securities markets have experienced a high level of price and volume volatility and the market price of securities for many companies, particularly emerging growth companies, have experienced wide fluctuations which have not been necessarily related to the operating performance of such companies.


Registration Rights and Shares Eligible for Future Sale


        No prediction can be made as to the effect that sales of the previously restricted shares or shares currently exercisable pursuant to outstanding warrants or options may have on the prevailing market prices of the our Common Stock. Sales of substantial amounts of Common Stock in the public markets could adversely affect prevailing market prices and could impair Star's ability to raise additional capital through its sale of equity securities.


        On April 30, 1999, Star consummated the sale of $575,000 of Series A 8% Convertible Preferred Stock (the "Preferred Stock") with included the grant of a warrant to purchase 50,000 shares of Star's Common Stock at $1.725 per share. The Preferred Stock may be converted into Common Stock at a price equal to a predetermined percentage discount from the market price.


Year 2000 Compliance

        Many currently installed computer systems and software products are coded to accept only two digit entries to represent years. For example, the year "1999" would be represented by "99." These systems and products will need to be able to accept four digit entries to distinguish years beginning with 2000 from prior years. As a result, systems and products that do not accept four digit year entries will need to be upgraded or replaced to comply with such "Year 2000" requirements. The Company believes that its internal systems are Year 2000 compliant or will be upgraded or replaced in connection with previously planned changes to information systems prior to the need to comply with Year 2000 requirements without material cost or expense. The anticipated costs of any Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to the availability or cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar certainties. In addition, there can be no assurance that Year 2000 compliance problems will not be revealed in the future which could have a material adverse affect on Star's business, financial condition and results of operations. Many of Star's customers and suppliers may be affected by the Year 2000 issues that may require them to expend significant resources to modify or replace their existing systems. This may result in those customers having reduced funds to purchase

Star's products or in those suppliers experiencing difficulties in producing or shipping key components to Star on a timely basis or at all.


                           Forward Looking Statements


        Certain statements in this registration statement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically identified by their inclusion of phrases such as "Star anticipates", "Star believes" and other phrases of similar meaning. These forward looking statements are based on Star's current expectations. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of Star to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The potential risks and uncertainties which could cause actual results to differ materially from Star's expectations include the impact of further changes in the Medicare reimbursement system, including any changes to the current IPS and/or the ultimate implementation of a prospective payment system; government regulation; health care reform; pricing pressures from third-party payors, including managed care organizations; retroactive Medicare audit adjustments; and changes in laws and interpretations of laws or regulations relating to the health care industry. . This discussion should be read in conjunction with the attached consolidated financial statements and notes thereto, and with Star's audited financial statements and notes thereto for the fiscal year ended May 31, 1998.


GOVERNMENT REGULATION. As a home health care provider, Star is subject to extensive and changing state and federal regulations relating to the licensing and certification of its offices and the sale and delivery of its products and services. The federal government and Medicare fiscal intermediaries have become more vigilant in their review of Medicare and Medicaid reimbursements to home health care providers generally, and are becoming more restrictive in their interpretation of those costs for which reimbursement will be allowed to such providers. Changes in the law and regulations as well as new interpretations enforced by the relevant regulatory agencies could have an adverse effect on Star's operations and the cost of doing business.


THIRD-PARTY REIMBURSEMENT AND MANAGED CARE. Because Star is reimbursed for its services primarily by the Medicare/Medicaid programs, insurance companies, managed care companies and other third-party payors, the implementation of alternative payment methodologies for any of these payors could have an impact on revenues and profit margins. Generally, managed care companies have sought to contain costs by reducing payments to providers. Continued cost reduction efforts by managed care companies could adversely affect Star's results of operations.


HEALTH CARE REFORM. In August 1997, Congress enacted and President Clinton signed into law the Balanced Budget Act of 1997 ("BBA"), resulting in significant changes to cost based reimbursement for Medicare home health care providers. Although the new legislation enacted by Congress retains a cost based reimbursement system, the cost limits have been reduced for fiscal years which began on or after October 1, 1997 and a new per-beneficiary limit is effective for fiscal years which began after such date. The BBA provides two payment systems -- an IPS which is effective for Star beginning January 1, 1998 until the adoption of the successor payment system which is a new prospective payment system tentatively scheduled to begin in late 1999. The effect of the changes under IPS is to reduce the limits for the amount of costs that are reimbursable to home health care providers under the Medicare program. The Company anticipates a possible decrease in aggregate net revenues during the course of the next fiscal year due principally to reductions in the limits for the amount of costs that are reimbursable in connection with the provision of Medicare services. The Company cannot quantify the full effect of IPS on Star's future performance because certain components of health care reform legislation, such as the per-beneficiary limit, require annual data which will not be known until a final assessment by Medicare and/or its fiscal intermediary is completed for each annual period.

        As Congress and state reimbursement entities assess alternative health care delivery systems and payment methodologies, Star cannot predict which additional reforms may be adopted or what impact they may have on Star. Additionally, uncertainties relating to the nature and outcomes of health care reforms have also generated numerous realignments, combinations and consolidations in the health care industry which may also have an adverse impact on Star's business strategy and results of operations. The Company expects that in addition to industry consolidation generally, there may be consolidations within Star's locations, with the likely result that there will be fewer offices by the end of the next fiscal year.


BUSINESS CONDITIONS. The Company must continue to establish and maintain close working relationships with physicians and physician groups, managed care organizations, hospitals, clinics, nursing homes, social service agencies and other health care providers. There can be no assurance that Star will continue to establish or maintain such relationships. The Company expects additional competition will develop in future periods given the increasing market demand for the type of services offered and the necessity to maximize service volume due to anticipated operating margin decline.


ATTRACTION AND RETENTION OF EMPLOYEES. Maintaining quality managers and branch administrators will play a significant part in the future success of Star. The Company's professional nurses and other health care personnel are also key to the continued provision of quality care to Star's patients . The possible inability to attract and retain qualified skilled management and sufficient numbers of credentialed health care professionals and para-professionals could adversely affect Star's operations and quality of service.


                                USE OF PROCEEDS


        If the Warrant is fully exercised, as such term is defined under the "Description of Securities", Star would receive gross proceeds of $86,250. As the present market price is below the exercise price, there can be no assurance that any portion of the Warrant will be exercised. We would use any proceeds received from the exercise of the Warrant for working capital. The above application reflect management's current plans and may be changed to reflect various factors.


        The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.


                              SELLING SHAREHOLDERS

Series A 8% Convertible Preferred


        On April 30, 1999, Star completed a private placement by the sale of $575,000 Series A 8% Convertible Preferred Stock par value $1.00 per share ("Preferred Stock") to the Shaar Fund, Ltd. ("Shaar"), providing Star net proceeds, after fees and expenses, of $500,000. After sixty days, the Preferred Stock may be converted to Common Stock equal to the lessor of: (a) 125% of the market price three trading days immediately preceding the closing date, or (b) the market price of Star's Common Stock discounted from 10% to 30%, such discount increasing with the passage of time The Preferred Stock pays an 8% dividend payable quarterly that may be converted into Common Stock at the option of Star. Shaar also received a Common Stock Purchase Warrant (the "Warrant") for the right to purchase 50,000 Common Stock shares of Star at 115% of the closing bid price on the trading day immediately preceding the closing date of this sale. The Common Stock to be issued upon conversion of Preferred Stock, the Common Stock to be issued upon exercise of Warrant, and Common Stock issued for payment of Preferred Stock dividend shall be registered by Star under the Securities Act of 1933. By using the closing price of Star's common stock on December 10, 1999 of $2.0625, to calculate the number of common stock share that may need to be issued should Shaar convert all of its Preferred

Stock, the Preferred Stock may be converted into 398,268 shares of Common Stock.


Warrant Shares

        The Common Stock Purchase Warrant (the "Warrant") permits the holder to purchase up to 50,000 shares of Star's Common Stock at 115% of the closing bid price on the trading day immediately preceding the closing date of the private placement. The exercise price for this Warrant is $1.725 per share.


Dividend Shares

        The Preferred Stock pays an 8% dividend payable quarterly that may be converted into Common Stock at the option of Star. To date, the Board of Directors have declared two dividends upon the Preferred Stock as of June 30 and September 30, 1999. In both cases, the Board of Directors have elected to pay the dividend in common stock which equaled 6,236 and 10, 223 shares for the quarter ended June 30 and September 30, 1999, respectively.


                             MANNER OF DISTRIBUTION


        Shaar may sell the Shares through broker-dealers, agents, or directly to one or more purchasers. The distribution of the Shares may be effected from time to time in one or more transactions in the over-the-counter market or in transactions otherwise than in the over-the-counter market including privately negotiated transactions. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Shaar may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from Shaar and/or commissions from purchasers of Shares for whom they may act as agent (which discounts, concessions or commissions may or may not exceed those customary in the type of transactions involved). Shaar and any broker-dealers or agents that participate in the distribution of Shares may be deemed to be underwriters, and any profit on the sale of Shares by them and any discounts, concessions or commission received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.


        In order to comply with certain states' securities laws, if applicable, the Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, the Shares may not be sold in certain states unless they have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Pursuant to the terms of the subscription agreements, Star intends to use its best efforts to register or qualify the Shares for resale or to seek an exemption from registration or qualification in any state required in order to facilitate as to a particular sale, the resale of the Shares by Shaar.

                           DESCRIPTION OF SECURITIES

        The authorized capital stock of Star consists of 5,000,000 shares of Common Stock $.001 par value per share. On December 10, 1999, there were issued and outstanding 1,778,130 shares of Common Stock. Additionally, Star has authorized 5,000,000 shares of preferred stock $1.00 par value per share. The Company has authorized 600 shares of Series A 8% Preferred Stock. On December 13, 1999, there were issued and outstanding 575 shares of the Series A 8% Preferred Stock. The holders of the Series A 8% Preferred Stock have no voting power, except as otherwise provided by the New York Business Corporation Law ("NYBCL"), and in Article 7 and Article 8 of Article Fifth of Star's Certificate of Incorporation.


Series A 8% Preferred Stock

        On April 30, 1999, Star completed a private placement by the sale of $575,000 Series A 8% Convertible Preferred Stock par value $1.00 per share ("Preferred Stock") to the Shaar Fund, Ltd., providing Star net proceeds, after fees and expenses, of $500,000. After sixty days, the Preferred Stock may be converted to Common Stock equal to the lessor of: (a) 125% of the market price three trading days immediately preceding the closing date, or (b) the market price of Star's Common Stock discounted from 10% to 30%, such discount increasing with the passage of time, as set forth below on Schedule I. Under the terms of the Registration Rights Agreement regarding the sale of the Preferred Stock, Star has an obligation the file a registration statement with the Securities and Exchange Commission within 30 days of the closing date of the sale of the Preferred Stock. The registration statement must become effective within 150 days. The method of conversion of the Preferred Stock to Common Stock is set forth above under "Selling Shareholders".


        Nasdaq Marketplace Rules require that a company obtain shareholder approval prior to the sale of common stock, or stock convertible into common stock that would represent twenty percent or more of the voting control of the company. The sale of the Preferred Stock did not require shareholder approval, as Article Fifth of Star's Certificate of Incorporation that sets forth the designations, rights and preferences of the Preferred Stock specifically limits the conversion of the Preferred Stock into common, should such conversion result in the holders acquiring more than 19.99% of the voting control of Star.


                                   Schedule I

                                Conversion Rates

        As used in this Schedule I, "Closing Bid Price" means the closing bid price for the Common Stock, par value $.001 per share, as reported by the National Association of Securities Dealers Nasdaq Stock Market (or any other exchange or over-the-counter market upon which the Common Stock is admitted and listed for trading) for any trading day.

   Days after Funding Date                           Price

            60-90 90% of the lowest Closing Bid Price for the 10 day period prior to conversion

            91-120 85% of the lowest Closing Bid Price for the 13 day period prior to conversion

           121-150 82.5% of the lowest Closing Bid Price for the 15 day period prior to conversion

           151-180 80% of the lowest Closing Bid Price for the 17 day period prior to conversion

           181-210 77.5% of the lowest Closing Bid Price for the 19 day period prior to conversion

           211-240 75% of the lowest Closing Bid Price for the 22 day period prior to conversion

           241-270 72.5% of the lowest Closing Bid Price for the 25 day period prior to conversion

        271- maturity       70% of the lowest Closing Bid Price for the 28 day
                            period prior to conversion


Warrant Shares


The investor purchasing the Preferred Stock discussed above, also received a Common Stock Purchase Warrant (the "Warrant") for the right to purchase 50,000 Common Stock shares of Star at 115% of the closing bid price on the trading day immediately preceding the closing date of this sale. Under the terms of the Registration Rights Agreement regarding the sale of the Preferred Stock and the issuance of the Warrant, Star has an obligation the file a registration statement with the Securities and Exchange Commission within 30 days of the closing date of the sale of the Preferred Stock. The registration statement must become effective within 150 days.


Dividend Shares


The Preferred Stock pays an 8% dividend payable quarterly that may be converted into common stock at the option of Star. Under the terms of the Registration Rights Agreement regarding the sale of the Preferred Stock and the issuance of the Warrant, Star has an obligation the file a registration statement with the Securities and Exchange Commission within 30 days of the closing date of the sale of the Preferred Stock. The registration statement must become effective within 150 days.


                                 LEGAL MATTERS


        In connection with this Registration Statement, the validity of the shares being registered will be passed upon for Star by Muenz & Meritz, P.C., Dix Hills, New York.


                                     EXPERTS

        The consolidated balance sheet of Star as of May 31, 1999 and the consolidated statement of operations, stockholder's equity and cash flows for each of the three years for the periods ended December 31, 1999, 1998 and 1997, incorporated by reference in this Prospectus from Star's Annual Report on Form 10-K for the period ended May 31, 1999, have been incorporated herein in reliance on the report of Holtz Rubenstein & Co., LLP given on the authority of that firm as experts in accounting and auditing.


Where You Can Find More Information


        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.


        The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until all of the securities are sold.

        Annual Report on Form 10-KSB for the year ended May 31, 1999


        Quarterly Report on Form 10-QSB for the quarter ended August 31, 1999.


        Proxy Statement dated September 28, 1999 for its 1999 Annual Meeting of Stockholders;


        Potential investors may obtain a copy of any of the agreements summarized herein or any of our SEC filings without charge by written or oral request directed to Star Multi Care Services, Inc., 33 Walt Whitman Road, Suite 302, Huntington Station, NY 11746, Attention: Stephen Sternbach, or calling
(631) 423-6689.


                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

        A reasonable estimate of the costs to be incurred in connection with this Registration Statement and Prospectus, to be borne entirely by the Registrant, is as follows:


Securities and Exchange Commission Registration Fee ..............       $   255
Accounting Fees and Expenses .....................................       $ 2,000
Legal Fees and Expenses ..........................................       $10,000
Printing and Publication .........................................       $   500
Miscellaneous ....................................................       $     0

TOTAL ............................................................       $ 7,753


Item 15.  Indemnification of Officers and Directors

        Under the New York State Business Corporation Law (the "NYBCL"), indemnification of directors and officers may be provided to whatever extent shall be authorized by a corporation's certificate of incorporation or a by-law or vote adopted by the shareholders. However, the NYBCL does not permit indemnification with respect to any matter as to which the director or officer has been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation. The NYBCL provides that no indemnification of directors in shareholder derivative suits may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which the director or officer has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action is brought, any court of competent jurisdiction, determines upon application that, in view of the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. The statutory provisions for indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled independently of the applicable statutory provision. The STAR By-laws currently provide for indemnification of directors and officers and advancement of indemnified expenses to the full extent now or hereafter permitted by the NYBCL

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.  Exhibits

    2.  (a)     Agreement and Plan of Merger Among Star Multi Care Services,
                Inc., EFCC Acquisition Corp. and EXTENDED FAMILY CARE
                CORPORATION, dated as of January 3, 1997. Incorporated by reference to Exhibit 2(a) to the Company's Registration
                Statement on Form S-4 dated July 29, 1997 (Registration No.
                333-32171).

        (b) First Amendment to Agreement and Plan of Merger among the Company, EFCC Acquisition Corp. and Extended Family Care Corporation, dated as of April 6, 1997. Incorporated by reference to Exhibit 2(a) to the Company's Registration Statement on Form S-4 dated July 29, 1997 (Registration No. 333-32171).

    3.  (a)  *  The Company's Certificate of Incorporation filed
                April 25, 1961.

        (b) * The Company's Certificate of Amendment to Certificate of Incorporation filed February 22, 1989.

        (c) * The Company's Certificate of Amendment to Certificate of Incorporation filed December 4, 1990.

        (d) The Company's Certificate of Amendment to Certificate of Incorporation filed February 3, 1994. (Incorporated by reference to Exhibit 3 (d) to the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1994.)

        (e) The Company's Certificate of Change filed March 2, 1995. (Incorporated by reference to Exhibit 3(e) to the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1995.)

        (f) The Company's By-Laws, as amended on November 18, 1992 and September 13, 1993. (Incorporated by reference to Exhibit 3 (e) to the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1994.)

        (g)     Amendment to the Certificate of Incorporation filed on April 28,
                1999.


    4.1 Registration Rights Agreement between the Company and the Shaar Fund Ltd. dated April 26, 1999.

    5.1         Legal opinion of Muenz & Meritz, P.C.

    9.  (a)     Sternbach Proxy

        (b) Voting Trust Agreement dated as of June 20, 1996 by and among EFCC, Coss, Arbor, the Voting Trustee of the Issuer and Kaufman.

    10. (a)  *  Form of Indemnification Agreement between the Company and
                Stephen Sternbach.

        (b) Employment Agreement, dated as of December 3, 1995 between the Company and Stephen Sternbach. (Incorporated by reference to Exhibit 10.(x) to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended February 29, 1996.)

        (c)  *  The Company's 1991 Incentive Stock Option Plan

        (d) The Company's 1992 Incentive Stock Option Plan (as amended and restated September 13, 1993). (Incorporated by reference to
                Exhibit 10 (h) to the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1994.)

        (e)     Amendment No. 1 to the Company's 1992 Stock Option Plan.

                (Incorporated by reference to Exhibit 10.(z) to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended February 29, 1996.)

        (f) The Company's Employee Stock Purchase Plan, as amended on December 15, 1995. (Incorporated by reference to Exhibit 10.(y) to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended February 26, 1996.)

        (g) Form of Incentive Stock Option Contract (Incorporated by reference to Exhibit 10(j) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1993.)

        (h) * Agreement relating to purchase of the Company among Stephen Sternbach, Renee the Company and Leonard Taubenblatt dated December 31, 1986.

        (i) * New York State Department of Consumer Affairs Employment Agency License.

        (j)  *  New York State Health Department Home Care License.

        (k)  *  New Jersey Employment agency License.

        (l) Form of Indemnification Agreement between the Company and directors and officers. (Incorporated by reference to Exhibit 10(k) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1992.)

        (m) Asset Purchase Agreement dated as of November 1, 1991 by and among Unity Care Services, Inc., Unity Healthcare Holding Company, Inc. and the Company. (Incorporated by reference to Exhibit 10 (l) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1992.)

        (n) Asset Purchase Agreement dated January 30, 1992 by and among Unity Healthcare Holding Company, Inc., Unity Care Services, Inc. and the Company. (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated May 26, 1992.)

        (o) Asset Purchase Agreement dated January 30, 1992 by and between Unity Home Care of Florida, Inc. and the Company. (Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated May 26, 1992.)

        (p) Employment Agreement dated February 15, 1990, between Alan Spector and the Company, as assignee of Unity Home Care of Florida, Inc. (Incorporated by reference to Exhibit 10(o) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1992.)

        (q) Asset Purchase Agreement dated November 8, 1993 by and between DSI Health Care Services, Inc. and Star Multi Care Services of Long Island, Inc., a wholly owned subsidiary of the Company. (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated November 22, 1993.)

        (r) Asset Purchase Agreement dated as of January 6, 1995, as amended, by and between Long Island Nursing Registry, Inc. and the Company. (Incorporated by reference to Exhibit 21 to the Company's Current Report on Form 8-K dated May 19, 1995.)

        (s) Employment Agreement dated May 19, 1995 by and between the Company and Gregory Turchan. (Incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated May 19, 1995.)

        (t) Loan Agreement dated November 1, 1995 by and between the Company and Chase Manhattan Bank, N.A. (Incorporated by reference to Exhibit

                10.(w) to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended November 30, 1995.)

        (u) Lease dated December 7, 1998 between Lighthouse Hicksville Limited Partnership, a New York limited partnership, and Star Multi Care Services, Inc., a Delaware corporation, for the Company's office space in Hicksville incorporated to the Company's Form 10-Q for period ended November 30, 1998 as
                Exhibit 10.1 therein.

        (v) Securities Purchase Agreement between the Company and the Shaar Fund, Ltd. dated April 26, 1999.


        (w)     Common Stock Purchase Warrant

    16. (a) Letter dated April 25, 1995, as amended, from Deloitte & Touche LLP to the Securities and Exchange Commission. (Incorporated by reference to EFCC's Current Report on Form 8-K/A dated March 21, 1995.)

    21.         List of subsidiaries.

    23. (a)     Consent of Holtz Rubenstein & Co., LLP.

        (b)     Consent of Ernst & Young LLP.

        (c)     Consent of Muenz & Meritz, P.C. included in Exhibit 5.1.

-------------------
* Incorporated by reference to the Company's Registration Statement on Form S-18 dated May 14, 1991. (Registration No. 33-39697-NY)


Item 17.  Undertakings

        (a)     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. [Amended in Release No. 33-7168 (P. 85,420), effective June 7, 1995, 60 FR 26604.]

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; [Amended in Release No. 33-6423 (P. 83,250), effective September 10, 1982, 47 F.R. 39799.]

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 (ss.239.13 of this chapter), Form S-8 (ss.239.16b of this chapter) or Form F-3 (ss.239.33 of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement. [Amended in Release No. 33-7053 (P. 85,331), effective April 26, 1994, 59 F.R. 21644.]

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by ss.210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (ss.239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or ss.210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3. [Added in Release No. FR-7 (P. 72,407), effective December 4, 1982, 47 F.R. 54764; amended in Release No. FR-41 (P. 72,441), effective November 15, 1993, 58 F.R. 60304; and Release No. 33-7053 (P. 85,331), effective April 26, 1994, 59 F.R. 21644.]

(b) Filings incorporating subsequent Exchange Act documents by reference. Include the following if the registration statement incorporates by reference any Exchange Act document filed subsequent to the effective date of the registration statement:

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntington Station, the State of New York on December 13, 1999.


STAR MULTI CARE SERVICES, INC.

By:     /s/ Stephen Sternbach
        ---------------------
        Stephen Sternbach
        Chairman of the Board, President and
        Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Stephen Sternbach    President, Chairman of the Board      December 13, 1999
---------------------    of Directors and Chief Executive
Stephen Sternbach        Officer


/s/ John P. Innes, II    Director                              December 13, 1999
---------------------
John P. Innes, II


/s/ Matthew Solof        Director                              December 13, 1999
---------------------
Matthew Solof


/s/ Charles Berdan       Director                              December 13, 1999
---------------------
Charles Berdan


/s/ Gary L. Weinberger   Director                              December 13, 1999
---------------------
Gary L. Weinberger

/s/ Gregory Turchan      Senior Vice President and             December 13, 1999
---------------------    Chief Operating Officer and
Gregory Turchan          Director


                                EXHIBIT INDEX
                                -------------

Item 16.  Exhibits

    2.  (a)     Agreement and Plan of Merger Among Star Multi Care Services,
                Inc., EFCC Acquisition Corp. and EXTENDED FAMILY CARE
                CORPORATION, dated as of January 3, 1997. Incorporated by reference to Exhibit 2(a) to the Company's Registration
                Statement on Form S-4 dated July 29, 1997 (Registration No.
                333-32171).

        (b) First Amendment to Agreement and Plan of Merger among the Company, EFCC Acquisition Corp. and Extended Family Care Corporation, dated as of April 6, 1997. Incorporated by reference to Exhibit 2(a) to the Company's Registration Statement on Form S-4 dated July 29, 1997 (Registration No. 333-32171).

    3.  (a)  *  The Company's Certificate of Incorporation filed
                April 25, 1961.

        (b) * The Company's Certificate of Amendment to Certificate of Incorporation filed February 22, 1989.

        (c) * The Company's Certificate of Amendment to Certificate of Incorporation filed December 4, 1990.

        (d) The Company's Certificate of Amendment to Certificate of Incorporation filed February 3, 1994. (Incorporated by reference to Exhibit 3 (d) to the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1994.)

        (e) The Company's Certificate of Change filed March 2, 1995. (Incorporated by reference to Exhibit 3(e) to the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1995.)

        (f) The Company's By-Laws, as amended on November 18, 1992 and September 13, 1993. (Incorporated by reference to Exhibit 3 (e) to the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1994.)

        (g)     Amendment to the Certificate of Incorporation filed on April 28,
                1999.

    4.1 Registration Rights Agreement between the Company and the Shaar Fund Ltd. dated April 26, 1999.

    5.1         Legal opinion of Muenz & Meritz, P.C.

    9.  (a)     Sternbach Proxy

        (b) Voting Trust Agreement dated as of June 20, 1996 by and among EFCC, Coss, Arbor, the Voting Trustee of the Issuer and Kaufman.

    10. (a)  *  Form of Indemnification Agreement between the Company and
                Stephen Sternbach.

        (b) Employment Agreement, dated as of December 3, 1995 between the Company and Stephen Sternbach. (Incorporated by reference to Exhibit 10.(x) to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended February 29, 1996.)

        (c)  *  The Company's 1991 Incentive Stock Option Plan

        (d) The Company's 1992 Incentive Stock Option Plan (as amended and restated September 13, 1993). (Incorporated by reference to
                Exhibit 10 (h) to the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1994.)

        (e)     Amendment No. 1 to the Company's 1992 Stock Option Plan.

                (Incorporated by reference to Exhibit 10.(z) to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended February 29, 1996.)

        (f) The Company's Employee Stock Purchase Plan, as amended on December 15, 1995. (Incorporated by reference to Exhibit 10.(y) to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended February 26, 1996.)

        (g) Form of Incentive Stock Option Contract (Incorporated by reference to Exhibit 10(j) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1993.)

        (h) * Agreement relating to purchase of the Company among Stephen Sternbach, Renee the Company and Leonard Taubenblatt dated December 31, 1986.

        (i) * New York State Department of Consumer Affairs Employment Agency License.

        (j)  *  New York State Health Department Home Care License.

        (k)  *  New Jersey Employment agency License.

        (l) Form of Indemnification Agreement between the Company and directors and officers. (Incorporated by reference to Exhibit 10(k) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1992.)

        (m) Asset Purchase Agreement dated as of November 1, 1991 by and among Unity Care Services, Inc., Unity Healthcare Holding Company, Inc. and the Company. (Incorporated by reference to Exhibit 10 (l) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1992.)

        (n) Asset Purchase Agreement dated January 30, 1992 by and among Unity Healthcare Holding Company, Inc., Unity Care Services, Inc. and the Company. (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated May 26, 1992.)

        (o) Asset Purchase Agreement dated January 30, 1992 by and between Unity Home Care of Florida, Inc. and the Company. (Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated May 26, 1992.)

        (p) Employment Agreement dated February 15, 1990, between Alan Spector and the Company, as assignee of Unity Home Care of Florida, Inc. (Incorporated by reference to Exhibit 10(o) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1992.)

        (q) Asset Purchase Agreement dated November 8, 1993 by and between DSI Health Care Services, Inc. and Star Multi Care Services of Long Island, Inc., a wholly owned subsidiary of the Company. (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated November 22, 1993.)

        (r) Asset Purchase Agreement dated as of January 6, 1995, as amended, by and between Long Island Nursing Registry, Inc. and the Company. (Incorporated by reference to Exhibit 21 to the Company's Current Report on Form 8-K dated May 19, 1995.)

        (s) Employment Agreement dated May 19, 1995 by and between the Company and Gregory Turchan. (Incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated May 19, 1995.)

        (t) Loan Agreement dated November 1, 1995 by and between the Company and Chase Manhattan Bank, N.A. (Incorporated by reference to Exhibit

                10.(w) to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended November 30, 1995.)

        (u) Lease dated December 7, 1998 between Lighthouse Hicksville Limited Partnership, a New York limited partnership, and Star Multi Care Services, Inc., a Delaware corporation, for the Company's office space in Hicksville incorporated to the Company's Form 10-Q for period ended November 30, 1998 as
                Exhibit 10.1 therein.

        (v) Securities Purchase Agreement between the Company and the Shaar Fund, Ltd. dated April 26, 1999.

        (w)     Common Stock Purchase Warrant

    16. (a) Letter dated April 25, 1995, as amended, from Deloitte & Touche LLP to the Securities and Exchange Commission. (Incorporated by reference to EFCC's Current Report on Form 8-K/A dated March 21, 1995.)

    21.         List of subsidiaries.

    23. (a)     Consent of Holtz Rubenstein & Co., LLP.

        (b)     Consent of Ernst & Young LLP.

        (c)     Consent of Muenz & Meritz, P.C. included in Exhibit 5.1.

-------------------
* Incorporated by reference to the Company's Registration Statement on Form S-18 dated May 14, 1991. (Registration No. 33-39697-NY)


Item 17.  Undertakings

        (a)     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. [Amended in Release No. 33-7168 (P. 85,420), effective June 7, 1995, 60 FR 26604.]

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; [Amended in Release No. 33-6423 (P. 83,250), effective September 10, 1982, 47 F.R. 39799.]

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 (ss.239.13 of this chapter), Form S-8 (ss.239.16b of this chapter) or Form F-3 (ss.239.33 of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement. [Amended in Release No. 33-7053 (P. 85,331), effective April 26, 1994, 59 F.R. 21644.]